Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

MEMC Electronic Materials, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-96420, 333-19159, 333-43474, 333-83624, 333-83628, and 333-100404) on Form S-8 and the registration statement (No. 333-109120) on Form S-3 of MEMC Electronic Materials, Inc. (MEMC) of our reports dated January 26, 2004, except as to note 21 which is as of February 4, 2004, with respect to the consolidated balance sheets of MEMC Electronic Materials, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity (deficiency), and cash flows for the years ended December 31, 2003 and 2002 and the periods from January 1, 2001 through November 13, 2001 and from November 14, 2001 through December 31, 2001, and the related financial statement schedule, which reports appear in or are incorporated by reference in the December 31, 2003 annual report on Form 10-K/A of MEMC Electronic Materials, Inc.

As discussed in note 3 to the consolidated financial statements, MEMC changed its method of accounting for spare parts.

As discussed in note 2 to the consolidated financial statements, MEMC’s former majority shareholder divested of its interests in MEMC to an unaffiliated investor group. The transaction has been accounted for as a purchase, and the investor group’s basis in MEMC has been pushed-down to the MEMC accounting records creating a new basis of accounting, effective November 13, 2001. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

St. Louis, Missouri

June 21, 2004